Exhibit 3.9

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FRIO, INC.

FRIO, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Frio, Inc. (the “Corporation”).

2. The certificate of incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

“FIRST: The name of the corporation is Goodman Global Holdings, Inc. (the “Corporation”).”

3. The amendment to the Corporation’s certificate of incorporation set forth in this certificate of amendment has been duly adopted by this Corporation’s board of directors and stockholders in accordance with the applicable provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by the President, Michael Weiner, this 24th day of November, 2004.

/s/ Michael Weiner
Name:	Michael Weiner
Title:	President